EXHIBIT 99.1

PEOPLES BANCORP INC. – P.O. BOX 738 MARIETTA, OHIO – 45750 www.peoplesbancorp.com
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark F. Bradley
September 15, 2006		President and CEO
(740) 373-3155

PEOPLES BANCORP INC. APPOINTS NEW DIRECTOR

MARIETTA, Ohio – Peoples Bancorp Inc. (Nasdaq: PEBO) announced the recent election of David Mead as a director of the company. The Peoples Bancorp Board of Directors unanimously approved Mead’s appointment at the company’s September 14th board meeting.

“David is a welcome addition to the Peoples Bancorp board,” said Mark F. Bradley, President and CEO of Peoples Bancorp. “We are fortunate to be able to add to our directorship a person with strong financial background and financial services experience.”

Mead’s appointment increases the number of Peoples Bancorp directors to 12. Since June 2005, he has also served as a director of Peoples Bank, the national bank subsidiary of Peoples Bancorp Inc.

Mead joins Peoples Bancorp’s board with 30 years of experience in accounting and finance. His current position is Vice President of Business Affairs at Otterbein College in Westerville, Ohio. Previously Mead was an Associate Professor of Management and Finance at Marietta (Ohio) College. He has served for several years as Chief Financial Officer for two Ohio-based bank holding companies. Prior thereto, he worked in various senior management capacities in other banks, including senior vice president of planning and analysis, and controller.

Mead is a Certified Public Accountant and a member of the Ohio Society of Certified Public Accountants. He is also a past chapter President and past director of the National Leadership Board of Financial Executives International.

Mead is a graduate of Otterbein College with a degree in Business Administration, and resides with his family in central Ohio. He received an MBA from Xavier University (Ohio).

Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 49 locations and 35 ATMs in Ohio, West Virginia and Kentucky. Peoples Bancorp’s financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples Bancorp’s common shares are traded on the NASDAQ Global Select Market. Peoples Bancorp Inc. is also a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples Bancorp at www.peoplesbancorp.com.

END OF RELEASE